Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Risk Factors — Risks Related to Our Financial Position and Capital Requirements,” “Risk Factors — Risks Relating to the Securities Markets and an Investment in Our Stock”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Experts” and to the use of our report dated March 4, 2011, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-176443) and related Prospectus of Zogenix, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 12, 2011